Exhibit 99.6

ENTECH SOLAR, INC. NOTICE TO CLIENTS OF STOCKHOLDERS

WHO ARE ACTING AS NOMINEES

Up to 37,500,000 Shares of Common Stock Issuable Upon Exercise of Transferable Subscription Rights

Enclosed for your consideration is a prospectus, dated [—] (the “Prospectus”), relating to the offering by Entech Solar, Inc., a Delaware corporation (the “Company”), of transferable rights to subscribe for shares of the Company’s common stock, par value $0.001 per share (“Common Stock”), by stockholders of record (“Record Date Stockholders”) as of 5:00 p.m., New York City time, on [— ] (the “Record Date”).

Pursuant to the offering, the Company is issuing rights (the “Rights”) to subscribe for up to 37,500,000 shares of its Common Stock, on the terms and subject to the conditions described in the Prospectus. The Rights may be exercised by the holders thereof (the “Rights Holders”) at any time during the subscription period, which commences on [—] and ends at 5:00 p.m., New York City time, on [—], unless earlier terminated by the Company in its sole discretion (the “Expiration Date”). The Rights are transferable and the Company intends to apply for the Rights to be quoted on the National Association of Securities Dealers Over-The-Counter Bulletin Board under the ticker symbol “ENSLR.OB” from [—] until 5:00 p.m. New York City time on the date that is one (1) business day prior to the Expiration Date. There is no guarantee that the application for quotation of the rights will be accepted.

As described in the Prospectus, you will receive one Right for each share of Common Stock carried by us in your account on the Record Date. Each Right entitles you to purchase 0.1967 of a share of Common Stock for every Right held, which is referred to as the “Basic Subscription Right.” The subscription price (the “Subscription Price”) will be $0.08 per share.

If any shares of Common Stock available for purchase in the offering are not subscribed for by Rights Holders pursuant to the Basic Subscription Right (any such available shares, the “Remaining Shares”), a Rights Holder that has exercised fully its Rights pursuant to the Basic Subscription Right may subscribe for a number of Remaining Shares, on the terms and subject to the conditions set forth in the Prospectus, including as to proration and availability. We refer to this right to purchase future Remaining Shares as the “Over-Subscription Privilege.”

Enclosed are copies of the following documents:

1.	Prospectus dated [—];

2.	Letter from Frank W. Smith, Chief Executive Officer, Entech Solar, Inc.;

3.	Notice of Guaranteed Delivery; and

4.	Beneficial Owner Election Form.

THE MATERIALS ENCLOSED ARE BEING FORWARDED TO YOU AS THE BENEFICIAL OWNER OF COMMON STOCK CARRIED BY US IN YOUR ACCOUNT BUT NOT REGISTERED IN YOUR NAME. EXERCISES OF RIGHTS MAY ONLY BE MADE BY US AS THE RECORD OWNER AND PURSUANT TO YOUR INSTRUCTIONS.

Accordingly, we request instructions as to whether you wish us to elect to subscribe for any shares of Common Stock to which you are entitled pursuant to the terms and subject to the conditions set forth in the enclosed Prospectus. However, we urge you to read the Prospectus carefully before instructing us to exercise any Rights.

Your instructions to us should be forwarded as promptly as possible in order to permit us to exercise the Rights on your behalf in accordance with the provisions of the offering. The offering will expire at 5:00 p.m., New York City time, on the Expiration Date. You will have no right to rescind your subscription after receipt of your payment of the Subscription Price or Notice of Guaranteed Delivery. Rights not exercised at or prior to 5:00 p.m., New York City time, on the Expiration Date will expire automatically and will have no value.

If you wish to have us, on your behalf, exercise your Rights to purchase any shares of Common Stock to which you are entitled, please so instruct us by promptly completing, executing and returning to us the Beneficial Owner Election Form included with this letter.

FOR A MORE COMPLETE DESCRIPTION OF THE TERMS AND CONDITIONS OF THE RIGHTS OFFERING, PLEASE REFER TO THE COMPANY’S PROSPECTUS. ADDITIONAL COPIES OF THE PROSPECTUS ARE AVAILABLE FROM THE INFORMATION AGENT, GEORGESON INC., AT (800) 676-0098 (CALL TOLL-FREE). YOU ARE ENCOURAGED TO CONTACT GEORGESON INC. IF YOU HAVE ANY QUESTIONS CONCERNING THE RIGHTS OFFERING.